Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Of
PATRIOT COAL CORPORATION
     Patriot Coal Corporation (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
1.	Article FOURTH: (1) of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH: (1) The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 310,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), including 1,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, Series A Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

2.	This amendment was duly adopted in accordance with the provisions of Section 222 and Section 242 of the General Corporate Law of the State of Delaware.

3.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of Delaware.
     IN WITNESS WHEREOF, the undersigned declares under penalty of perjury that the statements contained in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation are true of his own knowledge and has executed this Certificate of Amendment under the laws of the State of Delaware this 14th day of May, 2010.

PATRIOT COAL CORPORATION
/s/ Joseph W. Bean
By:	Joseph W. Bean
Its:	SVP — Law & Administration, General Counsel and Corporate Secretary